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                                                                     Exhibit 12

                    STC BROADCASTING, INC. AND SUBSIDIARIES
                        STATEMENT OF FIXED CHARGE RATIO
               FOR THE YEARS ENDED DECEMBER 31, 2000, 1999, 1998
                 AND FOR THE TEN MONTHS ENDED DECEMBER 31, 1997
                             (Dollars in Thousands)

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

                                                       2000           1999           1998           1997
                                                     --------       --------       --------       --------

Net loss applicable to common stock                  $(21,666)      $(23,304)      $ (6,900)      $(11,583)

Fixed charges                                          29,796         28,540         24,486         14,044

Income (benefit) tax provision                        (13,539)        (7,525)            97           (299)
                                                     --------       --------       --------       --------
Earnings:                                            $ (5,409)      $ (2,289)      $ 17,683       $  2,162
                                                     ========       ========       ========       ========

Fixed charges:
     Preferred stock dividends and accretion         $ 10,461       $  7,423       $  5,100       $  3,763
     Interest expense                                  18,853         20,635         16,301          9,502
     Amortization of deferred financing charges           482            482            664            779
     Write off of deferred financing costs                 --             --          2,421             --
     Rental expense - interest factor                      --             --             --             --
                                                     --------       --------       --------       --------
                                                     $ 29,796       $ 28,540       $ 24,486       $ 14,044
                                                     ========       ========       ========       ========

Deficiency of earnings to fixed charges              $(35,205)      $(30,829)      $ (6,803)      $(11,882)
                                                     ========       ========       ========       ========
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